Carter Validus Mission Critical REIT II, Inc. Acquires Data Center in Atlanta, Georgia for $166 Million

The acquisition of the property, which serves as the American Cancer Society’s Global Headquarters, adds nearly one million square feet of data center and office space to Carter Validus Mission Critical REIT II, Inc.’s portfolio.

(TAMPA, FL) June 22, 2017 – Carter Validus Mission Critical REIT II, Inc. (“CV Mission Critical REIT II”), a non-traded real estate investment trust focused on assembling a portfolio of high-quality data center and healthcare assets, acquired the 250 Williams Atlanta Data Center (“250 Williams”) property on June 15, 2017, for approximately $166 million.

Commonly known as the American Cancer Society Center building, 250 Williams houses approximately one million square feet of office and data center space and is positioned in the heart of downtown Atlanta, Georgia overlooking the city’s renowned Centennial Olympic Park. Its central location provides a bustling metropolitan atmosphere as well as ample access to power and network fiber necessary to support the building’s data center infrastructure.

The 250 Williams facility is 87.8% leased to 12 tenants, including the Global Headquarters of the American Cancer Society and several well-known names in the data center industry. The nine-story building is constructed of poured and formed concrete floor and frame surrounded by a glass curtain. Each floor can support data center loads and the ceiling heights throughout the building are 14 feet or greater, allowing for additional data center occupancy. The property is located within a few blocks of Carter Validus Mission Critical REIT, Inc.’s Peachtree Data Center facility and Colo Properties Atlanta, LLC’s 56 Marietta Street data center with plenty of excess power on-site. 250 Williams includes a four-level, partially below-ground parking structure with 1,035 parking spaces.

CV Mission Critical REIT II’s property management affiliate, Carter Validus Real Estate Management Services II, LLC, will serve as the building’s property management company.

“Our expertise as a trusted real estate buyer led us to this unique opportunity and we could not be more thrilled to be the new owners of 250 Williams. From its credible tenant mix to its plethora of value-add opportunities, we are excited for the value we believe this property brings to our portfolio,” said John E. Carter, Chief Executive Officer of CV Mission Critical REIT II.

Michael A. Seton, President of CV Mission Critical REIT II, added, “This acquisition expands our presence in the Southeast and contributes to our portfolio’s diversity by tenancy and geography; we look forward to working with the tenants at 250 Williams.”

About Carter Validus Mission Critical REIT II, Inc.:
Carter Validus Mission Critical REIT II, Inc. is a public, non-traded company headquartered in Tampa, Florida that has elected to be taxed and qualifies as a real estate investment trust for federal income tax purposes. Carter Validus Mission Critical REIT II, Inc. intends to acquire mission critical real estate assets located throughout the United States and abroad. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT II, Inc. intends to continue to focus its acquisitions on mission critical assets in the data center and healthcare property sectors. See www.cvmissioncriticalreit2.com for more information.

Media Contact:
Stacy Sheedy
Marketing Manager, Carter Validus
ssheedy@cvreit.com
813-316-4292

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although CV Mission Critical REIT II believes the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. CV Mission Critical REIT II undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in CV Mission Critical REIT II’s expectations.